Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We consent to the use of our report dated March 24, 2008, with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of New Hampshire Thrift Bancshares, Inc. and Subsidiaries incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 13, 2009